Exhibit 10.2
Member FINRA/SIPC
488 East Winchester Street, Ste 200
Salt Lake City, UT 84107
Phone (801) 320-9606
Fax (801) 320-9610
November 1, 2011
Mr. Rod Danielson
Summer Energy
800 Bering Drive Suite 260
Houston, Texas 77057
          Re: Advisory Agreement
Dear Mr. Danielson:
          This letter confirms the terms upon which Summer Energy, LLC, together with all subsidiaries, affiliates, successors and other controlled units, either existing or formed subsequent to the date of this letter (the "Company") engages and retains Cambria Capital, LLC ("Cambria") to act as the exclusive advisor for the Company with respect to certain financial advisory, investment banking and related matters. Cambria is a broker dealer duly registered with the Securities and Exchange Commission and is a member in good standing of the Financial Industry Regulatory Authority. This advisory agreement (this "Agreement") will be deemed to be effective as of the date set forth above.
          1. Services. In connection with its engagement hereunder, Cambria agrees to use its best efforts to assist the Company by:
          (a) Reviewing of the Company's business, operations and financial condition, including advising the Company on capitalization structures and financing alternatives,
          (b) indentifying a reverse merger candidate with an existing public company
          (c) introducing potential board member(s) to the Company;
          (d) upon request, provide the Company, its management and its board of directors with actionable advice regarding (i) capital markets strategy, (ii) market conditions, (iii) the availability of capital and the advisability of accessing the capital markets, and (iv) how the Company can best achieve its strategic objectives;
          (e) acting as the sole or lead placement agent to provide capital through potential financings ("Transaction") which may consist of equity, debt and other securities; and

          (f) provide such other investment banking and financial advisory services as may be mutually agreed upon by the Company and Cambria.
          2. Compensation and Expense Reimbursement. As compensation for Advisor's services hereunder, the Company hereby agrees to pay Advisor:
          (a) a warrant (the "Retainer Warrant") granting Cambria the right to purchase 400,000 shares of the Company's common stock. The Warrant shall have an exercise price of $0.60 per share. The Warrant will contain customary terms and conditions, including, without limitation, provisions for cashless exercise, change of control, anti-dilution (including price-based anti-dilution) and customary registration rights. The term of the Warrant will be seven (7) years and the Warrant will be fully assignable, in whole or in part, to one or more parties by Cambria. The shares of common stock covered by the Warrant shall all vest upon execution of the Warrant; and
          (b) Success Fee for potential financing(s) pursuant to section 1(e) above.
                    (i) Cash Fee. Ten percent (10%) of the gross proceeds of the Transaction, including proceeds received by the Company at any future date in connection with the exercise by Investors of warrants issued in the Transaction.
                    (ii) Warrants. A warrant (the "Warrant") granting Cambria the right to purchase shares of common stock equal to ten percent (10%) of the number of shares of common stock (collectively, the "Transaction Shares") issued by the Company in the Transaction and common stock issued by the company upon the Investors' exercise of the Warrants issued in the Transaction (but only earned by and issued to Cambria upon the exercise of such Warrants). The number of shares covered by the Warrant shall be increased proportionately from time to time in the event that the Company increases the number of Transaction Shares issued in the Transaction. The Warrant will have an exercise price equal to the lower of the issue price or conversion price of the common stock or securities convertible into common stock in the Transaction, and will be adjusted downward to match such issue price or conversion price if such prices are adjusted downward in the future. The Warrant will contain customary terms and conditions, including without limitation, provisions for cashless exercise, change of control, anti-dilution (including price-based anti-dilution) and customary demand and piggyback registration rights. The term of the Warrant will be five (5) years and will be fully assignable to one or more parties by Cambria. The shares of common stock covered by the Warrant shall all vest upon the execution of the Warrant.
                    (iii) Expenses. The Company shall pay Cambria at the closing of the Transaction a non-accountable expense allowance equal to three percent (3%) of the gross proceeds (the "Expense Allowance") received in the Transaction. Upon agreement of the Transaction terms, the Company will pay to Cambria a non-refundable advance (the "Expense Deposit") of the Expense Allowance equal to $10,000 (which will be credited against the Expense Allowance at the closing). The Expense Allowance will cover all out-of-pocket costs and expenses directly incurred by Cambria in performing its obligations under this Agreement, which costs and expenses shall include, but not be limited to, travel expenses incurred in performing due diligence, legal fees and expenses, fees and expenses of any independent experts retained by Cambria, investor marketing expenses, costs of supplies, copying and mailing and all other expenses reasonably incurred by Cambria and its legal counsel in any preparation, review, completion and distribution of any private placement memoranda, offering materials and stock purchase documents related to the Transaction, and any background investigations of key management and other reasonable expenses related to the completion of the Investors' due diligence (collectively, the "Expenses"). In the event that a Transaction does not occur or close, Cambria will invoice the Company for such Expenses not already covered by the Expense Deposit, subject to an overall cap of $20,000, and the Company will pay such invoice within five (5) business days of its receipt thereof.

          The Success Fee will be payable regardless of the size of the Transaction and whether or not the Transaction occurs in one transaction or a series of transactions. The Success Fee shall be payable in cash upon consummation of, and out of the proceeds of, the proposed Transaction.
          (c) Fee Tail. For the 18-month period after the termination of this Agreement, the Success Fee shall be due and owing Cambria for all investments in or for the benefit of the Company (including but not limited to senior or subordinated debt or equity securities) by any Potential Investor (i) introduced to the Company by Cambria, or (ii) contacted by Cambria pursuant to this Agreement, or (iii) in respect of which Cambria has rendered advice or with which Cambria has directly held initial discussions or furnished information regarding the Company or the Transaction.
          3. Term and Termination of Agreement; Right of First Refusal.
          (a) It is understood that the Company hereby engages Cambria on an exclusive basis for investment banking services for a term (the "Term") commencing on the date hereof and ending twelve (12) months after the date hereof. The Term shall be automatically renewed for successive 30 day periods unless either party gives written notice to the other within 30 days of the expiration of the Term of its desire that this engagement expire. Notwithstanding the foregoing, Cambria may at its sole option, terminate its obligations hereunder without liability if, in the reasonable opinion of Cambria, a change has occurred in the Company's financial condition, results of operations, properties, business prospects, or the composition of the Company's management or Board of Directors, which, in Cambria's sole determination has adversely effected the marketability of the Company. Neither termination of this Agreement nor completion of the assignment contemplated hereby shall affect: (i) any compensation earned by Cambria up to the effective date of termination or completion, as the case may be, (ii) any compensation to be earned by Cambria after termination pursuant to Section 2(a) hereof, (iii) the reimbursement of expenses incurred by Cambria under Section 2(b) up to the date of termination or completion, as the case may be, and (iv) the provisions of Section 5(a) of this Agreement which are incorporated herein, all of which shall remain operative and in full force and effect. Upon termination of this Agreement for any reason, Cambria shall promptly return to the Company all copies of any proprietary information of the Company.
          (b) During the first twenty four (24) months following the successful closing of the Transaction described herein, Cambria shall have a right of first refusal to act as the sole or lead placement agent and manager with respect to any future offering by the Company of public or private debt or equity securities, or to act as an advisor on any merger, business combination, recapitalization or sale of some or all of the equity or assets of the Company. In the event Cambria is engaged by the Company to provide such future services, Cambria will be compensated as is reasonable and customary within the industry, with this Agreement serving as the basis for such compensation.
          4. Information Provided to Cambria.
          (a) The Company agrees to cooperate with Cambria and will furnish to Cambria all information and data concerning the Company (the "Information"), which Cambria reasonably deems appropriate for purposes of rendering its services hereunder, and will provide Cambria access to the Company's officers, directors, employees and advisors. The Company represents and warrants that all Information (a) made available to Cambria by the Company or (b) contained in any filing by the Company with any court or governmental regulatory agency, commission, or instrumentality will, at all times during the period of the engagement of Cambria hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. The Company further represents and warrants that any projections provided by it to Cambria will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that, in rendering its services hereunder, Cambria will be using and relying on the Information (and information available from public sources and other sources deemed reliable by Cambria) without independent verification thereof by Cambria or independent appraisal by Cambria of any of the Company or the Company's assets, and Cambria will not in any respect be responsible for the truth, accuracy, or completeness of such information. Any advice rendered by Cambria pursuant to this Agreement may not be disclosed publicly without Cambria's prior written consent. The Company agrees to promptly notify Cambria if the Company believes that any information that was previously provided to Cambria has become materially misleading or inaccurate in any way.

          (b) Cambria acknowledges that all of such Information is proprietary to the Company and agrees to keep such Information confidential and not to disclose any of such Information to any third party, except for third parties to whom Cambria shall present such Information for purposes of evaluation of the Transaction pursuant to this Agreement.
          5. Indemnity; Best Efforts and Limitation of Liability.
          (a) The Company agrees to indemnify and hold harmless Cambria and its affiliates, and the respective directors, officers, shareholders, members, employees, agents and controlling persons of Cambria and its affiliates within the meaning of either Section 15 of the Act, or Section 20 of the Securities and Exchange Act of 1934, as amended (collectively, the "Cambria Indemnified Parties"), to the fullest extent lawful, against any and all losses, damages, liabilities, costs, and expenses, joint or several, to which the Cambria Indemnified Parties may become subject arising out of or related to any claim, demand, or cause of action (whether civil, criminal, or regulatory in nature) made or threatened by any third party against any of the Cambria Indemnified Parties or Cambria as a result of or based upon any information provided to the Cambria Indemnified Parties by the Company or actions allegedly or actually taken or omitted to be taken by a Cambria Indemnified Party (including acts or omissions constituting negligence) pursuant to the terms of, or in connection with services rendered pursuant to, this Agreement, and the Company further agrees to fund the reasonable legal fees and expenses of the Cambria Indemnified Parties for legal counsel of Cambria's choosing, in advance, upon demand by Cambria, and to reimburse the Cambria Indemnified Parties for any other expenses reasonably incurred by them in respect thereof at the time such expenses are incurred; provided, however, the Company shall not be liable under the foregoing in respect of any loss, damage or liability if a court having jurisdiction shall have determined by a final judgment that such loss, damage or liability resulted primarily from the willful misconduct of the Cambria Indemnified Parties. Neither termination nor completion of the engagement of Cambria as described herein shall affect the terms of this Section 5, which shall then remain operative and in full force and effect.
          (b) Cambria will use commercially reasonable efforts to assist the Company in effectuating the closing of the Transaction, but there can be no guaranty or assurance that the Transaction will close. It is expressly understood and acknowledged that Cambria's engagement in respect of the Transaction does not constitute any commitment, express or implied, on the part of Cambria or of any of its affiliates to purchase or place the Company's securities or to provide any type of financing and that Cambria's efforts in connection with the Transaction will be conducted by Cambria on a "best efforts" basis. It is further understood that Cambria's services hereunder shall be subject to, among other things, satisfactory completion of due diligence by Cambria, market conditions, the absence of adverse changes to the Company's business or financial condition, approval of Cambria's internal commitment committee and any other conditions that Cambria may deem appropriate for placements of such nature. Neither Cambria nor any of its affiliates (nor any of their respective control persons, directors, officers, employees, members or agents) shall be liable to the Company or to any other person claiming through the Company for any claim, loss, damage, liability or expense suffered by the Company or any such person arising out of related to the failure of the Transaction to close. The final amount of the Transaction will vary subject to market conditions.

          6. Business Practice. The Company recognizes that Cambria is in the business of advising and consulting with other businesses, some of which businesses may be in competition with the Company. The Company acknowledges and agrees that Cambria may advise and consult with other businesses, including those which may be in competition with the Company, and shall not be required to devote its full time and resources to performing services on behalf of the Company under this Agreement. Cambria shall only be required to expend such time and resources as are reasonably appropriate to advise and assist the Company as provided for herein. Cambria agrees to not represent any direct competitor of the Company during the term of this Agreement and for a period of 6 months after termination.
          7. Certain Representations by the Company. The Company represents to Cambria that the Company has not engaged in any public or private offering of securities or taken or failed to take any action that would cause any financing not to qualify for an applicable exemption from registration under the Act. Further, the Company agrees not to solicit any offerees or take any action which might jeopardize the availability of exemption under the Act. The Company further represents to Cambria that it has not engaged the services of any third-party finder, and that no fees or expenses are owed to any third-party finder in connection with this Agreement or the Transaction. The Company further represents and warrants that there is no third-party claim or interest in the Success Fee to be paid under this Agreement. The Company further agrees that it shall be solely responsible for the payment of any such third-party finders' fees and expenses, to the extent that a claim for such third-party finders' fees and expenses is successfully asserted.
          8. Miscellaneous.
          (a) This Agreement shall be governed and construed in all respects in accordance with the laws of the State of California and venue shall be proper in California, Utah or Texas.
          (b) Cambria and Company hereby irrevocably agree that any controversy arising out of or relating to this Agreement in connection with a transaction between Cambria and the Company or pursuant to this Agreement or the breach hereof shall be settled by arbitration in Los Angeles County, California in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. The provisions of Section 1283.05 of the California Code of Civil Procedure, authorizing the taking of depositions and obtaining discovery, are incorporated herein by this reference and shall be applicable to any such arbitration.
          (c) The parties are and shall be engaged in an independent contractor relationship, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Company and Cambria. Cambria is not and will not be construed as a fiduciary of the Company or any affiliate thereof and will have no duties or liabilities to the equity holders, creditors, or affiliates of the Company or any other person by virtue of this Agreement and the retention of Cambria hereunder, all of which duties and liabilities are hereby expressly waived. Neither equity holders nor creditors of the Company are intended beneficiaries hereunder.

          (d) All remedies available to either party for one or more breaches by the other party are and shall be deemed cumulative and may be exercised separately or concurrently without waiver of any other remedies. The failure of either party to act in the event of a breach of this Agreement by the other shall not be deemed a waiver of such breach or a waiver of future breaches, unless such waiver shall be in writing and signed by the party against whom enforcement is sought.
          (e) All notices required or permitted hereunder shall be in writing addressed to the respective parties as set forth herein, unless another address shall have been designated, and shall be delivered by hand or by registered or certified mail, postage prepaid.

If to Cambria:
Cambria Capital, LLC
488 East Winchester Street, Ste 200
Salt Lake City, UT 84107
Phone: 801.320.9606; Fax: 801.320.9610

If to the Company: Summer Energy 800 Bering Drive Suite 260 Houston, Texas 77057 Phone: 713-375-2791; Fax: 866-777-9189
          (f) For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all of such counterparts taken together shall constitute one and the same Agreement. This Agreement may not be modified or amended, except in writing signed by the parties hereto. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing. Facsimile signatures to this Agreement are valid, and each party may rely on such facsimile signatures as if such signature was an original signature.
          (g) Each party has all requisite corporate power and authority to execute and perform this Agreement, all corporate action necessary for the authorization, execution, delivery and performance of this Agreement has been taken by each party, and this Agreement constitutes a valid and binding obligation of each party. The execution and performance of this Agreement by each party (and the offer and sale of the Company's securities) will not violate any provision of such party's charter or bylaws or any agreement or other instrument to which such party is a party or by which it is bound; and any necessary approvals, governmental and private, required to fulfill each party's obligations under this Agreement will be obtained by such party.

If the foregoing correctly sets forth your understanding of our agreement, please sign the enclosed copy of this letter and return it to Cambria, whereupon it shall constitute a binding agreement between us.

Very truly yours,

CAMBRIA CAPITAL, LLC

By:
Joel M Vanderhoof
Executive Vice President of Sales
The undersigned hereby accepts, agrees to and becomes party to the foregoing letter agreement, effective as of the date first written above.
Summer Energy, LLC

By:	/s/ Rod Danielson
Rod Danielson, Chief Executive Officer